FORM OF NOTE

US$ ________

April ___, 2015

INFINITY AUGMENTED REALITY, INC.

CONVERTIBLE PROMISSORY NOTE

For value received, Infinity Augmented Reality, Inc., a Nevada corporation, (the “Payor” or “Company”) promises to pay to Platinum Partners Value Arbitrage Fund L.P., its successors or assignees (the “Holder”), the principal sum of ______________________________________ (the “Principal Amount”) together with all accrued and unpaid interest thereon as set forth below.

This note is being issued pursuant to the, dated of even date hereof.

1.     Interest on the unpaid principal balance of this convertible note (the “Note”) shall accrue at the rate of one point two percent (1.2%) per annum, commencing on the date hereof, and subject to the terms hereof shall be payable in a single installment at maturity, as set forth below.  If not sooner converted as provided below, the entire unpaid balance of the Principal Amount and all accrued and unpaid interest thereon shall be due and payable on the first anniversary of the date hereof or any later date decided by the Majority Holder(s) (as defined below) (the “Maturity Date”).  Payment of the Principal Amount and all accrued and unpaid interest thereon shall be made by bank or wire transfer to such bank account(s) designated in writing by the Holder for that purpose.  Upon payment in full of the Principal Amount and all accrued and unpaid interest thereon, Holder shall surrender this Note to the Payor for cancellation.

This Note is being issued as one of a series of notes issued by the Payor on or about the date hereof.  This Note is non- assignable and non-transferable.

The term “Holders” shall mean the entities listed on the signature pages of that certain Series B Preferred Share Purchase Agreement of even date herewith, among the Payor and the entities listed therein (the “Purchase Agreement”).

The term “Majority Holder(s)” shall mean one (1) or more Holders holding upon the delivery of this Note at least 50% of the aggregate principle amount received by the Payor in consideration for the sale and issuance of the Notes in accordance with the Purchase Agreement.

2.     Automatic Conversion.  Upon the effectiveness of the Company’s Amended and Restated Series B Certificate of Designation (“Certificate of Designation”) after filing by the Company with the State of Nevada, the entire outstanding balance of Principal Amount and any accrued interest shall be automatically converted to shares of Series B Preferred Stock at a price per share that is obtained by dividing the outstanding balance of the Principal Amount by the price per share calculated in the Purchase Agreement.  The price per share used to determine the number of shares to be issued to the Holder upon conversion shall herein be referred to as the “Conversion Price”.  Upon conversion, the Company shall issue the requisite number of shares of Series B Preferred Stock and duly register such shares in the shareholder register of the Company.

The Company shall inform the Holder immediately upon filing the Certificate of Designation.

Such conversion shall constitute satisfaction in full of the obligations of the Payor to the Holder under this Note.

3.     Optional Conversion.  Prior to the occurrence of the Milestone (as defined in the Purchase Agreement), the Holder shall have the right to convert this Note to Common Stock at the Conversion Price.

Such conversion shall constitute satisfaction in full of the obligations of the Payor to the Holder under this Note.

4.     Realization Event.  The Company shall inform the Holder on the occurrence of a Realization Event by furnishing the Holder with a written notice in which it shall describe the general terms of such Realization Event, at least seven (7) days prior the occurrence of such Realization Event.  Upon such notice, the Holder shall have the right to convert, in accordance with the terms of Section 3 above.

A “Realization Event” shall mean (i) any merger of the Company in which the shareholders of the Company, immediately preceding to the closing of such merger, do not own a majority of the shares of the surviving entity or do not control the surviving entity; or (ii) the sale of all or substantially all of the Company’s assets or the Company’s intellectual property; or (iii) the sale of all or substantially all of shares of the Company; or (iv) a transfer of or a grant of a perpetual exclusive license to all or a substantially all of the Company’s intellectual property.

5.     Events of Default.

Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)           The Company shall fail to pay when due any principal or interest owing under this Note;

(b)           The commencement of any bankruptcy or liquidation proceedings, or the appointment of a receiver or trustee over the whole or any part of the Company’s assets, provided that any of the aforementioned actions or proceedings is not canceled within 60 days of its initiation; It is hereby clarified that to the extent such actions or proceedings are initiated by the Company then the above cure period shall not be applied.

(c)           the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of the Company’s assets, where such attachment or execution proceeding is not discharged within 60 days;

then, and in each such event this Note shall be immediately due and payable, whereupon the unpaid balance of the Principal Amount plus all accrued and unpaid interest thereon shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

In addition, upon the occurrence of an Event of Default (including, for the removal of doubt, during any applicable cure period) and until the payment in full of all sums pursuant to this Note, then the interest rate on all the sums then outstanding on account of Note be increased by 3% per annum over the interest rate.

6.     If this Note is converted in accordance with Sections 2 or 3 hereof, written notice shall be delivered to the Holder of this Note at the address last shown on the records of the Payor for the Holder or given by the Holder to the Payor for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Payor is located, notifying the Holder of the conversion, specifying the Principal Amount, the date of such conversion and calling upon such Holder to surrender this Note to the Payor in exchange for equity securities of the Payor as provided herein, in the manner and at the place designated by the Payor.

7.      The Series B Preferred Stock, if and when issued pursuant to this Note, shall be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under Payor’s applicable Certificate of Designation (as shall be approved and authorized to be filed with the Secretary of State of Nevada).  Upon issuance of such Series B Preferred Stock to the Holder, the Holder shall have good and marketable title to such shares free from all liens, charges and third parties rights whatsoever.

8.      As promptly as practicable after the conversion of this Note, the Payor at its expense will issue and deliver to the Holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full equity securities issuable upon such conversion.  If the conversion would result in the issuance of a fraction of an equity security, the Company shall round up the number of the equity security to the nearest whole number.

9.     The Payor hereby expressly waives any presentment, demand, protest, notice or legal process of any kind in connection with this Note, now or hereafter required under applicable law.

10.     Any of the terms of this Note (including, without limitation, the Maturity Date and the conversion features) may be waived or modified only in writing, signed by the Payor and the Majority Holder(s).  Any amendment or waiver effected by such majority shall be effective to modify or waive the provisions of this Note.

11.     This Note is issued by the Payor pursuant to and entitled to the benefits of the Purchase Agreement, and each future Holder, if any, that holds this Note, by its acceptance hereof, agrees to be bound by the provisions of the Purchase Agreement.  This Note will be registered on the books of the Payor or its agent as to principal and interest.  This Note shall be binding on the Payor and its successors and assigns and shall be binding upon and inure to the benefit of the Holder, any future holder of this Note and their respective successors and assigns.  The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions.

INFINITY AUGMENTED REALITY, INC.

By:

_________________________________________

Name: Ortal Zanzuri, CFO